EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, July 26, 2017



CHICAGO, ILLINOIS - July 26, 2017 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2017 net sales and net earnings.

Second quarter 2017 net sales were $104,897,000 compared to $104,259,000 in second quarter 2016, an increase of $638,000. Second quarter 2017 net earnings were $11,895,000 compared to $11,136,000 in second quarter 2016, and net earnings per share were $.19 and $.17 in second quarter 2017 and 2016, respectively, an increase of $.02 or 12%.

First half 2017 net sales were $208,322,000 compared to $207,621,000 in first half 2016, an increase of $701,000. First half 2017 net earnings were $21,946,000 compared to $21,032,000 in first half 2016, and net earnings per share were $.35 and $.33 in first half 2017 and 2016, respectively, an increase of $.02 per share or 6%.

Mrs. Gordon said, "The timing of sales to certain customers as well as currency translation of foreign sales had some adverse impact on second quarter and first half 2017 sales compared to second quarter and first half 2016. Plant efficiencies driven by capital investments and ongoing cost containment programs mitigated certain increases in operating costs and expenses in second quarter and first half 2017 compared to the prior year corresponding periods. Although overall comparative ingredient costs in second quarter and first half 2017 were generally in line with the respective periods in 2016, certain key ingredient costs are higher this year. The Company's second quarter and first half 2017 net earnings did benefit from a lower effective income tax rate, but were adversely affected by unfavorable foreign exchange. Stock purchases in the open market resulting in fewer shares outstanding also contributed to improved earnings per share."
























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                        JUNE 30, 2017 & 2016

                                             SECOND QUARTER ENDED
                                            2017              2016

Net Product Sales                      $ 104,897,000     $ 104,259,000

Net Earnings                           $  11,895,000     $  11,136,000

Net Earnings Per Share   *             	   $ .19             $ .17

Average Shares Outstanding *              63,270,000        64,274,000


                                               SIX MONTHS ENDED
                                            2017              2016

Net Product Sales                      $ 208,322,000     $ 207,621,000

Net Earnings                           $  21,946,000      $ 21,032,000

Net Earnings Per Share   *                 $ .35             $ .33

Average Shares Outstanding *              63,439,000        64,313,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 17, 2017 and April 8, 2016.